Exhibit 99.1

Contact:

Assaf Ran, CEO

(516) 444-3400

SOURCE: Manhattan Bridge Capital, Inc.

Manhattan Bridge Capital, Inc. Announces Closing of Public Offering of Senior
Secured Notes by its Wholly Owned Subsidiary MBC Funding II Corp.

Great Neck, N.Y. April 25, 2016 / GLOBE Newswire -- Manhattan Bridge Capital, Inc. (NASDAQ: LOAN), a “hard money” lender specializing in short-term loans secured by real estate, today announced the closing of its previously announced public offering of $6,000,000 aggregate principal amount of 6% senior secured notes due April 22, 2016 by its wholly-owned subsidiary, MBC Funding II Corp (NYSE MKT: LOAN/26). Manhattan Bridge Capital is guaranteeing MBC Funding’s obligations under the Notes and pledged 100% of Funding’s equity to secure its obligations under the guarantee. The gross proceeds to Funding from this offering are $6,000,000, before deducting underwriting discounts and commissions and other estimated offering expenses.

Aegis Capital Corp. acted as the sole book-running manager for the offering.

The offering was made by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813- 1010, email: prospectus@aegiscap.com. Investors may also obtain these documents at no cost by visiting the Securities and Exchange Commission's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Manhattan Bridge Capital, Inc. and MBC Funding II Corp.

Manhattan Bridge Capital, Inc. offers short-term secured, non–banking loans (sometimes referred to as ‘‘hard money’’ loans) to real estate investors to fund their acquisition, renovation, rehabilitation or improvement of properties located in the New York metropolitan area. MBC Funding II Corp. is a wholly-owned subsidiary of Manhattan Bridge Capital. We operate the web site: http://www.manhattanbridgecapital.com.

###

[Type here]